Exhibit 99.1

Date:	May 28, 2010
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Results of 2010 Shareholder Meeting

LOS ALAMOS, N.M., May 28, 2010 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, held its annual meeting of shareholders on May 27, 2010.  Approximately 72% of the outstanding shares were voted at the meeting.  All three nominees for director were approved by a vote of at least 92% of the shares voting. The following individuals were elected to continue to serve as directors of Trinity: William C. Enloe, Deborah U. Johnson and Charles A. Slocomb for a term expiring in 2013.  The shareholders also ratified by a vote of 99% of the shares voting in favor of the selection of Moss Adams, LLP to serve as Trinity's independent public accounting firm for the year ending December 31, 2010.  Finally, the shareholders approved by a vote of 92% of the shares voting in favor of an advisory resolution approving the compensation of Trinity's Named Executive Officers.  The following are the results of the voting:

1.	Election of directors:

NOMINEE	FOR	WITHHOLD
William C. Enloe	4,603,399 (99.36%)	167,731 (3.63%)
Deborah U. Johnson	4,305,799 (92.94%)	326,930 (7.06%)
Charles A. Slocomb	4,533,304 (97.85%)	99,425 (2.15%)

2.	Ratification of the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010:

For	Against	Abstain
4,603,399 (99.36%)	10,466 (0.22%)	18,864 (0.40%)

3.	Approval of the advisory resolution on the 2009 compensation of the Company's Named Executive Officers:

For	Against	Abstain
4,295,572 (92.72%)	201,098 (4.34%)	136,059 (2.93%)

In addition to the business of the annual meeting, William C. Enloe, President and Chief Executive Officer, and Steve W. Wells, Secretary of Trinity and President of LANB discussed Trinity’s performance for the year ended December 31, 2009 and the outlook for the year ahead.

Mr. Enloe noted that 2009 was a challenging year for Trinity.   Mr. Enloe emphasized that there was tremendous pressure on capital under the current regulatory and economic environment.  This pressure, Mr. Enloe stated, will most likely result in low or no dividends being declared to common shareholders in June 2010.  Mr. Enloe stated that he could not predict whether any dividends would be declared in December 2010.  Mr. Enloe explained that the high levels of non-performing loans, the associated levels of loan losses and the continued difficult economy make it necessary to retain capital at this time.  Mr. Enloe also emphasized that despite the higher than normal levels of problem loans, the Bank and Trinity are healthy.  Mr. Enloe noted that Trinity has significantly higher levels of capital than required by the regulatory minimums for "well-capitalized" status.  Continuing with high levels of capital allow LANB to continue making loans, rather than attempt to shrink its assets.  In addition, Mr. Enloe indicated that Trinity and LANB have maintained high levels of liquidity.

Mr. Enloe described the process for resolving non-performing and criticized loans and stated that he expects 2010 to be the last year Trinity will experience such high levels of loan losses; provided that the local and national economies remain stable or begin to improve.  This is supported by Trinity experiencing decreased levels of loans moving through the non-performing asset pipeline which should result in the resolution of the majority of Trinity's non-performing assets in 2010.  Mr. Enloe stated that he expected pressures to increase provisions for loan losses and to retain capital to continue at least through the third quarter of 2010, if not through the end of 2010.  Mr. Enloe stated that both of these pressures will negatively affect earnings and dividends.

Mr. Enloe discussed the initiatives for 2010 which focus squarely on asset quality.  Mr. Enloe stated that improved asset quality should translate into stronger financial performance.   Mr. Enloe stated that the low earnings experienced in 2009 and the first quarter of 2010 were primarily due to loan losses and their associated costs.  Mr. Enloe stated that the future of Trinity and LANB is bright and its core operating income remains strong.

Mr. Wells noted that LANB retained the largest deposit share in Santa Fe County during 2009.  Mr. Wells stated that he expects LANB's market share to increase as of the June 30, 2010 report date resultant from the opening of LANB's Cerrillos Road Office.  Since its opening in October 2009, Mr. Wells stated that the office had garnered $23 million in additional deposits and 900 new customer relationships.

A copy of the investor presentation presented at the Annual Shareholder Meeting can be found on Trinity’s website (www.lanb.com/annual-report.aspx) and as Exhibit 99.2 to the Form 8-k filed with the Securities and Exchange Commission on May 28, 2010.

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Trinity is a bank holding company with $1.603 billion in total assets and has 319 employees. LANB is currently in its 47th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, three offices in Santa Fe and an office in Albuquerque. LANB also operates a network of 30 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

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This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.